Exhibit 99.1

MRV Suspended from Trading on Nasdaq;

Begins Trading on Pink Sheets under Symbol “MRVC”

CHATSWORTH, CA — June 16, 2009 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), announced that effective June 17, 2009, trading of its common stock on the NASDAQ Stock Market will be suspended. Trading of MRV’s common stock will be available for quotation on the Pink OTC Markets, Inc. (the “Pink Sheets”) under the symbol “MRVC”.  The move to the Pink Sheets marketplace is the result of the Company failing to demonstrate compliance with Nasdaq Marketplace Rules regarding timely filing of quarterly and annual reports and proxy statements and the holding of an annual stockholders meeting due to the pending restatement of its financial statements.

Noam Lotan, President and Chief Executive Officer of MRV, stated, “Clearly, we are disappointed that trading in our stock on Nasdaq has been suspended.  However, we continue to remain committed to our goals of completing the restatement, regaining compliance with Nasdaq’s listing requirements and focusing on the needs of our customers.  The Company’s financial position remains strong.  MRV is free of any long-term debt and has a solid asset base with $71.4 million in cash as of March 31, 2009.  Further, our products continue to perform well in relation to our respective markets”.

As of Wednesday, June 17, 2009, MRV’s real-time level 2 quote may be found at http://www.pinksheets.com/pink/quote/quote.jsp?symbol=mrvc.

The inability of MRV to file its quarterly and annual reports, solicit proxies and hold an annual meeting, is due to a pending restatement of the Company’s past financial statements. As previously announced, the Company announced in June 2008 that its historical financial statements cannot be relied upon.  A Special Committee of MRV’s Board of Directors conducted an investigation with respect to the Company’s historical stock option granting practices and related accounting, as well as its accounting for earn-outs and profit sharing for certain European subsidiaries.  The Company has been working on restating its financial statements to address the issues described above as well as additional unrelated errors in its previously released financial statements, and to date has not been able to timely file its periodic reports or proxy statement with the SEC, or hold an annual stockholders meeting.

Upon request by the Company, Nasdaq had provided MRV with an extension to become current with its delinquent periodic reports until June 15, 2009, a deadline the Company could not achieve.  MRV is working diligently, in consultation with its outside auditors, to complete its restatement process as promptly as practicable.

The Pink OTC Markets, Inc. is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in OTC equity securities.  An OTC equity security generally is any equity that is not listed or traded on a national securities exchange. More information is available at http://www.pinksheets.com.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (POTS), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks.  MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers.  MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution.  The Company’s optical components business which provides optical communications components for access and fiber-to-the-premises applications operates under the Source Photonics brand.  For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com	(415) 217-2631